Exhibit 23.2

                           CONSENT OF BDO SEIDMAN, LLP

Hythiam, Inc.
Los Angeles, California

         We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2004, relating to the consolidated financial statements of Hythiam, Inc., which is contained in that Prospectus.

/s/ BDO Seidman, LLP

Los Angeles, California
March 31, 2004